Exhibit 5.5

CONSENT OF J.C. PEDERSEN

In connection with the press release dated January 27, 2010 which includes reference to the undersigned in connection with technical information concerning the Thor Lake property, the undersigned hereby consents to reference to the undersigned’s name and information derived from the Thor Lake property included or incorporated by reference in the Registration Statement on Form F-10 being filed by Avalon Rare Metals Inc. with the United States Securities and Exchange Commission.

/s/ J.C. Pedersen
Name:	J.C. Pedersen
Title:	Consulting Senior Geologist

Date: April 21, 2011